Exhibit 10.14.2

UNIFIED GROCERS, INC.

LONG-TERM INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE JANUARY 18, 2017

ARTICLE 1 – PURPOSE

The purpose of the Unified Grocers, Inc. Long-Term Incentive Plan is to align, motivate and reward executives for their contributions to the long-term financial success and growth of the Company. The incentive opportunities under the Plan align the executives’ interests with those of the Company’s member shareholders by tying a portion of their compensation to long-term value creation for the Company. In combination with the short-term focus of the Company’s annual bonus plan, this Plan serves as a means for the Company to meet competitive total compensation needs in attracting and retaining talented executives. This Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be interpreted in a manner consistent with that intention. This amended and restated Plan document shall govern the terms of Unit Awards granted on and after January 18, 2017. Any awards granted prior to January 18, 2017 shall be governed by the Plan document then in effect, except that Section 4.1(b)(ii) of this amended and restated Plan document (addressing the calculation of the Maturity Value upon a Change in Control) shall apply to all Unit Awards granted under the Unified Grocers, Inc. Long-Term Incentive Plan.

ARTICLE 2 – DEFINITIONS

As used herein, the following terms shall have the meaning specified below unless the context clearly indicates to the contrary:

“Appreciation Unit” shall mean a notional unit representing a contractual right to receive the positive difference, if any, of the Maturity Value of the unit on its Maturity Date minus the Base Value assigned to such unit.

“Award Agreement” shall mean one or more written agreements, as may be amended from time to time, that set forth the terms and conditions of a Unit Award, and that is entered into by and between the Company and a Participant.

“Base Value” shall mean the dollar value assigned to an Appreciation Unit at the beginning of its Performance Cycle as set forth in a Participant’s Award Agreement. The Base Value of an Appreciation Unit shall represent the Exchange Value per Share (as defined herein) determined by the Plan Administrator, as calculated from the Company’s financial statements for the Fiscal Year ending immediately prior to the Performance Cycle assigned to the Appreciation Unit.

“Beneficiary” shall mean any person or persons (including, without limitation, the trustees of any testamentary or inter vivos trust), as designated from time to time in writing pursuant to Article 5, to whom any benefits may be payable upon the death of a Participant.

“Board” shall mean the Company’s Board of Directors.

“Cause” shall mean termination of an Officer’s Service upon (i) the willful and continued failure by the Officer to perform substantially his duties (other than any such failure resulting from the Officer’s incapacity due to physical or mental illness), after demand for substantial performance is delivered in writing by the Company to the Officer that specifically identifies the manner in which the Company believes the Officer has not substantially performed his duties, (ii) the willful engaging by the Officer in illegal or fraudulent misconduct which is materially injurious to the Company, or (iii) the willful material breach by Officer of any confidentiality and nonsolicitation agreement entered into between the Company and the Officer. For purposes of this definition, no act, or failure to act, on the Officer’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

“Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, as determined in accordance with this definition below.

In order for an event described below to constitute a Change in Control with respect to a Participant, except as otherwise provided in part (b)(ii) of this definition, the applicable event must relate to the corporation for which the Participant is providing services, the corporation that is liable for payment of the Participant’s benefits under this Plan (or all corporations liable for payment if more than one), as identified by the Plan Administrator in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(2), or such other corporation identified by the Plan Administrator in accordance with Treas. Reg. §1.409A-3(i)(5)(ii)(A)(3).

In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of a corporation, the following provisions shall apply:

(a) A “change in the ownership” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of such corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(v). If a person or group is considered either to own more than 50% of the total fair market value or total voting power of the stock of such corporation, or to have effective control of such corporation within the meaning of part (b) of this definition, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the ownership” of such corporation.

(b) A “change in the effective control” of the applicable corporation shall occur on either of the following dates:

(i) The date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of such corporation possessing 50% or more of the total voting power of the stock of such corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). If a person or group is considered to possess 50% or more of the total voting power of the stock of a corporation, and such person or group acquires additional stock of such corporation, the acquisition of additional stock by such person or group shall not be considered to cause a “change in the effective control” of such corporation; or (ii) The date on which a majority of the members of the applicable corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of such corporation’s board of directors before the date of the appointment or election, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vi). In determining whether the event described in the preceding sentence has occurred, the applicable corporation to which the event must relate shall only include a corporation identified in accordance with Treas. Reg. §1.409A-3(i)(5)(ii) for which no other corporation is a majority shareholder.

(c) A “change in the ownership of a substantial portion of the assets” of the applicable corporation shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to all or substantially all of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the transferor corporation, as determined in accordance with Treas. Reg. §1.409A-3(i)(5)(vii)(B).

“Company” shall mean Unified Grocers, Inc.

“Committee” shall mean the Compensation Committee of the Board.

“Cumulative Cash Dividends” shall mean the total of cash dividends paid as reported in the Company’s Fiscal Year-end financial statements in respect of the Fiscal Years falling within the Performance Cycle assigned to a Unit, which shall be calculated annually on a per share basis using the same number of shares as used in the calculation of Exchange Value per Share. For the avoidance of doubt, Cumulative Cash Dividends shall not include any Cumulative Co-Op Patronage Dividends or any other patronage dividends, including dairy patronage dividends, which are paid by the Company.

“Cumulative Co-Op Patronage Dividends” shall mean the total of Cooperative division patronage dividends paid as reported in the Company’s Fiscal Year-end financial statements in respect of the Fiscal Years falling within the Performance Cycle of a Unit, which shall be calculated annually on a per share basis using the same number of shares as used in the calculation of Exchange Value per Share.

“Disability” or “Disabled” shall mean that a Participant is determined to be disabled in accordance with the applicable disability insurance program of the Company and is eligible to receive income replacement benefits as a result of such disability.

“Exchange Value per Share” shall mean the “exchange value” of Class A and B shares of the Company as calculated in accordance with the Company’s Bylaws and as reported in the Company’s Fiscal Year financial statements.

“Fiscal Year” shall mean each 52- or 53-week period, depending on the year, which coincides with the Company’s fiscal year that ends on the Saturday closest to September 30th each year.

“Full-Value Unit” shall mean a notional unit representing a contractual right to receive the Maturity Value of the unit on its Maturity Date.

“Grant Date” shall mean the effective date on which the Committee grants a Unit Award to a Participant.

“Maturity Date” shall mean the date on which a Participant’s vested Unit Award is deemed to mature, which shall be the earlier to occur of (a) the last day of the Performance Cycle assigned to the Unit Award, or (b) a Change in Control.

“Maturity Value” shall mean the dollar value of a Unit at its Maturity Date, which shall equal the sum derived from the following formula: Exchange Value per Share, plus Cumulative Co-Op Patronage Dividends, plus Cumulative Cash Dividends, as calculated from the Company’s financial statements for the Performance Cycle assigned to the Unit.

“Officer” shall mean a person who is an employee of the Company that is employed in a Vice President position or above.

“Participant” shall mean an Officer who has been selected by the Committee to participate in the Plan and who executes and returns to the Plan Administrator an Award Agreement.

“Performance Cycle” shall mean a four consecutive Fiscal Year period over which the performance of a Unit is measured, as specified in a Participant’s Award Agreement.

“Plan” shall mean the Unified Grocers, Inc. Long-Term Incentive Plan, which shall be evidenced by this instrument, as it may be amended from time to time, and by any other documents, including Award Agreements, which together with this instrument define a Participant’s rights with respect to a Unit Award.

“Plan Administrator” shall mean the Committee, or any persons who are delegated by the Committee, to perform administrative functions in connection with this Plan as described in Section 6.5.

“Service” shall mean the performance of services for the Company as an Officer, as determined by the Plan Administrator in its sole discretion.

“Unit” shall mean either an Appreciation Unit or a Full-Value Unit.

“Unit Award” shall mean an award granted to an Officer of one or more Units under this Plan, which shall be evidenced by an Award Agreement.

“Vesting Commencement Date” shall mean the date specified in a Participant’s Award Agreement used to measure Service for determining the Participant’s vested interest in his or her Unit Award.

ARTICLE 3 – ELIGIBILITY, GRANT AND VESTING

3.1 Eligibility/Grant. Participation in the Plan shall be limited to a select group of Officers of the Company. From this group, the Committee, in its sole discretion, shall select the individuals that may participate in the Plan and grant each such individual a Unit Award. Each Participant who is granted a Unit Award shall receive an Award Agreement showing the Grant Date, the number of Appreciation Units and/or Full-Value Units subject to such award, the Performance Cycle assigned to the Units and the Base Value for any Appreciation Units awarded and the vesting schedule, including the Vesting Commencement Date, applicable to the award. As a condition to the effectiveness of the grant, the Participant shall acknowledge the terms, conditions, and restrictions of the Plan by signing a copy of the Award Agreement. The Participant shall be entitled to benefits, if any, in accordance with the Participant’s Award Agreement and this Plan. The provisions of the Award Agreements entered into under the Plan need not be identical, and the grant of a Unit Award to an Officer for one Performance Cycle does not guarantee the grant of Unit Awards to the Officer for future Performance Cycles.

3.2 Vesting. The Participant shall vest in his or her Unit Award in accordance with the vesting schedule provided for in the Participant’s Award Agreement. Except as otherwise provided for in the Award Agreement, the Participant shall cease vesting in his or her Unit Award in the event of a termination of Service for any reason, and the Participant’s unvested portion of the Unit Award shall terminate on such date. Notwithstanding the foregoing, in the event that a Participant becomes Disabled, the Participant shall be deemed to continue in Service, and thus, will continue to vest in his or her Unit Award, for the duration of the Disability until the Participant’s Service with the Company actually terminates.

ARTICLE 4 – PAYMENTS ON UNITS

4.1 Entitlement to Benefits.

(a) Maturity. Subject to the other provisions of this Article 4, upon the Maturity Date for a Participant’s Unit Award, the Participant shall be entitled to receive the amounts provided for in Section 4.2 below on any of his or her then vested Units. Any unvested portion of the Participant’s Unit Award shall terminate on such date without entitlement to payment thereon.

(b) Change in Control.

(i)

Treatment of Units. Subject to the other provisions of this Article 4, in the event that a Change in Control occurs, the Participant shall be entitled to receive the amount provided for in Section 4.2 below on any of his or her then vested Units. Any portion of the Participant’s Unit Award that is unvested as of the Change in Control shall terminate on such date without entitlement to payment thereon.

(ii)

Maturity Value Calculation. Notwithstanding anything to the contrary in the Plan or otherwise, if a Unit’s Maturity Date is a Change in Control, then the Maturity Value of each Unit shall be the fair market value of the consideration (whether in cash, securities or other property) that a holder of a Class A and B Share of the Company receives in such Change in Control, as determined by the Committee in its sole discretion (and in the event such consideration includes indemnity escrows, earn-outs or other contingent payments, the Committee shall determine the value and treatment of such amounts in its sole discretion).

4.2 Payment Amount for Unit Awards.

(a) Appreciation Units. The amount payable to a Participant upon the Maturity Date for his or her Appreciation Units shall be an amount equal to the product of the following formula:

[(Maturity Value as of the Maturity Date) less (Base Value of the Appreciation Unit)], multiplied by the total number of vested Appreciation Units.

Notwithstanding the foregoing, no amount shall be payable to a Participant under this Section 4.2(a) if the calculation with respect to the Participant’s Appreciation Units under the foregoing formula does not produce a positive number.

(b) Full-Value Units. The amount payable to a Participant upon the Maturity Date for his or her Full-Value Units shall be an amount equal to the product of the following formula:

Maturity Value as of the Maturity Date, multiplied by the total number of vested Full-Value Units.

4.3 Termination of Service for Cause. If the Company terminates a Participant’s Service for Cause, then all vested and unvested portions of the Participant’s then outstanding Unit Award(s) shall terminate as of the date of termination of Service and the Participant shall not be entitled to receive any amount for such Unit Award(s).

4.4 Termination of Service With Less than Four Years of Service as an Officer. If, prior to the Maturity Date, with respect to a Participant’s outstanding Unit Award(s) the Participant voluntarily terminates his or her Service prior to completing four years of Service as an Officer, then all vested and unvested portions of the Participant’s Unit Award(s) shall terminate as of the date of termination of Service and the Participant shall not be entitled to receive any amount for such Unit Award(s).

4.5 Termination of Service Other than for Cause. If, prior to the Maturity Date, with respect to a Participant’s outstanding Unit Award(s) the Participant’s Service with the Company terminates after the Participant has completed four years of Service as an Officer due to a voluntary termination by the Participant, a termination without Cause by the Company, or due to the Participant’s death or following a Disability, then the payment amount determined under Section 4.2 above upon the Maturity Date for such Unit Award(s) shall be based on the number of Units that are vested as of the date of the Participant’s termination of Service, and any unvested Units shall terminate without entitlement to payment thereon.

4.6 Timing of Payments. The Participant shall receive payment on the vested portion of his or her Unit Award as determined under this Article 4 in a lump sum payment as soon as administratively practicable following the end of the Performance Cycle that was assigned to the Unit Award, but in no event later than December 31 that immediately follows the end of the Performance Cycle; provided, however, that if the Maturity Date is a Change in Control, then the Participant shall receive such lump sum payment on his or her Unit Award within thirty (30) days of the Change in Control. The actual payment date during a range or within a specified period of time following a Maturity Date shall be determined by the Plan Administrator in its sole discretion, and all payouts on Unit Awards shall be subject to the Committee’s review and approval.

4.7 Deferral of Unit Award Payments. A Participant may defer his or her Unit Award pursuant to the terms and conditions set forth in the Unified Grocers, Inc. Deferred Compensation Plan II (the “DCP II”), and subject to the requirement that the Participant must be a DCP II participant or have an account balance in pay status at the time his or her Unit Award is payable from this Plan to be deferred into the DCP II in accordance with the Participant’s deferral election. It is the intent of the Company that the deferral of Unit Awards shall comply with Section 409A of the Internal Revenue Code of 1986, as amended, including any Treasury Regulations and Internal Revenue Service guidance issued thereunder. Any amounts deferred by a Participant from his or her Unit Award into the DCP II shall initially be governed by the Participant’s measurement fund elections then in effect at the time the deferred amounts payable from this Plan are credited to the Participant’s account under the DCP II.

ARTICLE 5 – DESIGNATION OF BENEFICIARY

5.1 Designation. At the time participation in the Plan commences, or at any later date, each Participant shall designate on his or her Award Agreement, or on such other form satisfactory to the Plan Administrator, one or more Beneficiaries to receive any benefits that may become payable hereunder in the event of his or her death (Beneficiary Designation). A Participant may change any such Beneficiary at any time prior to his or her death upon written notice to the Plan Administrator. If the Participant names someone other than his or her spouse as a Beneficiary, the Plan Administrator may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Plan Administrator, executed by such Participant’s spouse and returned to the Plan Administrator.

5.2 Multiple Beneficiary Designations. If the Participant shall have made more than one Beneficiary Designation, the Beneficiary Designation most recently filed with the Plan Administrator prior to the time of the Participant’s death shall govern.

5.3 Participant’s Obligation. All Participants and Beneficiaries shall have the obligation to keep the Plan Administrator informed of their current address until such time as all benefits due have been paid.

5.4 No Beneficiary Designation. If any amounts under the Plan become payable following a Participant’s death at a time when no Beneficiary Designation is applicable or when no Beneficiary is in existence, such payments shall be made in a lump sum to such Participant’s surviving spouse, or if none, such amounts shall be paid to such Participant’s estate.

ARTICLE 6 – MISCELLANEOUS

6.1 Amendment and Termination. The Board or the Committee each have the authority independent of the other, to amend or to terminate this Plan and Award Agreements at any time; provided, however, that no such action shall reduce the benefits that the Participant earned prior to the date of any such amendment or termination other than with the Participant’s consent.

6.2 Rights to Terminate Service. Nothing in the Plan or in any Award Agreement shall confer upon any Participant the right to continue in the Service of the Company or affect any right that the Company may have to terminate the Service of such person.

6.3 Benefits not Transferable. Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by any Participant or Beneficiary and any attempt to do so shall be null and void. Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Participant or any Beneficiary, nor may the same be subject to attachment or seizure by any creditor of any Participant or any Beneficiary under any circumstances.

6.4 Source of Funds. Amounts payable to a Participant under this Plan shall be from the general funds of the Company. No special or separate fund is required to be established, and no other segregation of assets is required to be made to assure payout of benefits under the Plan. No Participant shall have any interest in any property or assets of the Company and the rights of Participants to unpaid amounts under the Plan shall be solely those of an unsecured creditor of the Company.

6.5 Plan Administration. This Plan shall be administered by the Plan Administrator, which shall initially consist of the Committee and may subsequently be any persons delegated by the Committee the authority to perform the acts of the Plan Administrator. The Committee or its delegates may establish such rules and regulations as it deems necessary, make amendments in a manner consistent with Section 6.1 above, interpret the Plan and Award Agreements, make factual findings and determinations, and otherwise make all determinations and take such action in connection with the Plan as it, in its sole discretion, deems appropriate. The decisions of the Plan Administrator shall be final, conclusive and binding upon all parties and the Plan Administrator shall not be liable for any action or determination made in good faith with respect to the Plan or any Award Agreement. The Committee and each person to whom Plan Administrator duties and responsibilities have been delegated shall be indemnified and held harmless by the Company against all claims, demands, damages, costs, liabilities, fines, and penalties, and all expenses reasonably incurred by or imposed upon such individuals (including, but not limited to, reasonable attorneys’ fees) that arise as a result of actions or failure to act in connection with the operation and administration of the Plan. The Committee may at any time terminate the Plan Administrator functions of any of its delegates and reassume all powers and authority previously delegated to such delegates.

6.6 Adjustments Due to Changes in Capital Structure or Accounting Principles.

(a) In the event of a change in the form of entity, recapitalization, reorganization, merger, consolidation, separation, financing, or like change in the organizational or capital structure of the Company, or if there is a change in any generally accepted accounting principle or financial accounting standard that would materially impact the presentation of the Company’s financial statements, then the Committee shall make such changes to the Plan and/or Award Agreement(s) as the Committee deems appropriate. These changes shall include, but are not limited to, changes to the definitions and calculations of “Base Value,” “Maturity Value” and the number of Units deemed to be outstanding under Award Agreements then in effect. The Committee’s determination shall be final, binding, and conclusive. The Committee shall interpret this section in a manner it believes (in its discretion) to be consistent with the intent to place Participants in substantially the same economic position as they would have had in the absence of such an organizational, capital structure, accounting principle or financial accounting standard change.

(b) The Plan shall not affect, in any way, the right or power of the Company to make adjustments, re-classifications, reorganizations, or changes of its capital or business structures, to make distributions to its shareholders, or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or part of its business or assets.

6.7 Satisfaction of Claims. Any payment to a Participant or Beneficiary or the legal representative of either, in accordance with the terms of this Plan and the applicable Award Agreement shall to the extent thereof be in full satisfaction of all claims such person may have against the Company. The Plan Administrator may require such payee, as a condition to such payment, to execute a receipt and release therefore in such form as shall be determined by the Plan Administrator.

6.8 Governing Law/Arbitration. The Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of California, without regard to its conflict of laws principles. In the event any claim or controversy arises under or concerning any provision of this Plan, such claim or controversy shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Arbitration shall occur in California. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE CLAIMS OR CONTROVERSIES ARISING UNDER OR CONCERNING ANY PROVISION OF THIS PLAN THEY ARE WAIVING THE RIGHT TO BRING AN ACTION IN A COURT OF LAW, EITHER STATE OR FEDERAL, AND WAIVE THE RIGHT TO HAVE CLAIMS AND DAMAGES, IF ANY, DETERMINED BY A JURY.

6.9 Captions. The captions of this Plan are descriptive only and do not affect the intent or interpretation of the Plan.

6.10 Severability. The invalidity or unenforceability of any provision or portion thereof of this Plan shall not affect the validity or enforceability of any other provision or portion thereof.

6.11 Notices. Any notice required or permitted to be given hereunder shall be in writing sent by either personal delivery, overnight delivery, or United Sates, registered or certified mail, return receipt requested, all of which shall be properly addressed with postage or delivery charges prepaid, to the Plan Administrator or Participant at their respective addresses listed below, or at such other addresses as either the Company or Participant may hereafter designate to the other in writing:

To the Plan	Unified Grocers, Inc.
Administrator:	5200 Sheila Street
Commerce, CA 90040
Attn: Human Resources – Benefits Department
To Participant:	See Award Agreement

Notices sent by personal delivery shall be deemed given upon actual receipt. Notices sent by overnight delivery shall be deemed given on the next business day. Notices sent via United States registered or certified mail shall be deemed given two business days from mailing.

6.12 Withholding. Payments made under this Plan constitute compensation and the Company shall deduct from all such payments an amount sufficient to satisfy any federal, state and/or employment tax withholding requirements.

6.13 No Other Rights. The Units shall be used solely as a device for the measurement and determination of any amount to be paid to Participants pursuant to the Plan, and therefore the Units do not constitute, nor shall they be treated or deemed to be, property of any kind. Nothing contained herein shall be construed as issuing an ownership interest in any class of stock of the Company, and Participants shall in no event be entitled to any of the rights or benefits of a shareholder of the Company. Participation in the Plan does not guarantee that any payments will ever be made under the Plan, and a Participant has no rights or entitlement to any payment except as provided herein.

6.14 Effective Date and Term. This Plan shall be effective as of the date set forth below and shall continue until terminated by the Board or the Committee.

[END OF PLAN DOCUMENT]

IN WITNESS WHEREOF, the Company, by its duly authorized officers, has executed this Plan effective as of January 18, 2017.

UNIFIED GROCERS, INC.

Dated: January 18, 2017	By:	/s/ Robert M. Ling, Jr.
Robert M. Ling, Jr., President and Chief Executive Officer

Dated: January 18, 2017	By:	/s/ Christine Neal
Christine Neal, Executive Vice President, Chief Financial Officer and Treasurer